Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Tiffany B. Kice
June 20, 2011	Executive Vice President
3:05 p.m. Central Time	Chief Financial Officer
(972) 258-4525

BRUCE M. “SMOKEY” SWENSON APPOINTED TO

CEC ENTERTAINMENT, INC. BOARD OF DIRECTORS

IRVING, TX – The Board of Directors of CEC Entertainment, Inc. (NYSE: CEC) has appointed Bruce M. “Smokey” Swenson as a director. Mr. Swenson currently serves as a Managing Director for the investment banking firm Stephens Inc. He was elected by the CEC Board at a special meeting on June 16, 2011.

Prior to joining Stephens Inc. in 1999, Mr. Swenson served as Senior Managing Director for the investment banking firm Everen Securities, Inc. from 1998 to 1999. From 1992 to 1998, Mr. Swenson worked for Principal Financial Securities, Inc., an investment banking firm, where he was a Senior Vice President and head of the Corporate Finance Department from 1996 to 1998. Mr. Swenson was a Senior Vice President at Southwest Securities, Inc., an investment banking firm, from 1990 to 1992. From 1980 to 1990, Mr. Swenson was a Senior Vice President and Director at Rotan Mosle Inc., an investment banking firm. Mr. Swenson was an accountant from 1976 to 1980 at Peat Marwick, a public accounting firm and a predecessor firm of KPMG, where he worked in the audit and private business advisory departments.

Mr. Swenson is an independent director under the New York Stock Exchange listing standards and the Company’s Corporate Governance Guidelines and has been appointed by the Board to serve as Chairman of the Audit Committee and as a member of the Nominating/Corporate Governance Committee. Mr. Swenson is an “audit committee financial expert” as defined by SEC standards. Mr. Swenson’s election brings CEC’s Board to nine members, seven of whom are independent.

CEC Executive Chairman Richard M. Frank said, “We are delighted Smokey Swenson has joined the CEC Board as an independent director and look forward to working closely with him as we continue to expand the Chuck E. Cheese brand domestically and around the world. The CEC Board and our investors will benefit from his finance and industry experience.”

About CEC Entertainment, Inc.:

For more than 30 years, CEC Entertainment has served as the nationally recognized leader in family dining and entertainment and the place Where a Kid can be a Kid®. The Company and its franchisees operate a system of 555 Chuck E. Cheese’s stores located in 48 states and seven foreign countries or territories. Currently, 508 locations in the United States and Canada are owned and operated by the Company. CEC Entertainment, Inc. and its franchises have the common goal of creating lifelong memories for families through fun, food and play. Each Chuck E. Cheese’s features musical and comic robotic entertainment, games, rides and play areas as well as a variety of dining options including pizza, sandwiches, a salad bar and desserts. Committed to providing a fun, safe environment, Chuck E. Cheese’s helps protect families through industry-leading programs such as Kid Check®.

Chuck E. Cheese’s aims to promote positive, lifelong memories inside and outside of its stores. In addition to providing a fun entertainment experience for millions of families across the world, Chuck E. Cheese’s has donated more than $6 million to schools and non-profit institutions through its fundraising programs. For more information, see the company’s website at www.chuckecheese.com.